Dechert
1775 Eye Street, N.W.
Washington, D.C.  20006-2401
Telephone:  202-261-3300

August 9, 2001


E*TRADE Funds
118 King Street
San Francisco, CA 94107

Dear Ladies and Gentlemen:

This opinion is given in connection with the filing by E*TRADE Funds, a Delaware business trust ("Trust"), of the Trust's Registration Statement on Form N-14 ("Registration Statement") under the Securities Act of 1933 ("1933 Act") relating to the issuance of shares of beneficial interest, at a par value of $0.01 per share, of the E*TRADE Technology Index Fund, a series of the Trust ("Technology Fund") in connection with the acquisition by the Technology Fund of all of the assets and the assumption by the Technology Fund of all of the liabilities of E*TRADE E-Commerce Index Fund, also a series of the Trust, in exchange for shares of the Technology Fund ("Reorganization"). The authorized shares of beneficial interest of the Technology Fund are hereinafter referred to as the "Shares."

We have examined the following Trust documents: the Trust's Amended and Restated Agreement and Declaration of Trust, as amended; the Trust's Certificate of Trust and Certificate of Amendment, each as filed with the Secretary of State of Delaware; the Trust's By-Laws; the Registration Statement including the Form of Agreement and Plan of Reorganization; pertinent provisions of the laws of the State of Delaware; and such other Trust records, certificates, documents and statutes that we have deemed relevant in order to render the opinions expressed herein.

Based on such examination, we are of the opinion that:

1. The Trust is a business trust duly organized, validly existing, and in good standing under the laws of the State of Delaware; and

2. The Shares to be offered for sale by the Trust, when issued in the manner contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable.

This  letter  expresses  our  opinion  as to the  Delaware  Business  Trust  Act governing matters such as the due organization of the Trust and the authorization and issuance of the Shares, but does not extend to the securities or "Blue Sky" laws of the State of Delaware or to federal securities or other laws.

We  consent  to the  use of  this  opinion  as an  exhibit  to the  Registration
Statement.

                                    Very truly yours,


                                    /s/ Dechert
                                    Dechert